Exhibit 99.1

FS Bancorp, Inc. and 1st Security Bank Announces the Promotion of Matthew D. Mullet to President

Mountlake Terrace, WA, July 19, 2024 – FS Bancorp, Inc. (the “Company”) (NASDAQ: FSBW), the holding company for 1st Security Bank of Washington (“1st Security Bank” or “Bank”) announced today that it has named Matthew D. Mullet as President of both the Bank and the Company. Mr. Mullet has held the title of Chief Financial Officer at both the Bank and the Company since September 2011 and will also continue in his position as Chief Financial Officer.   Joseph C. Adams will remain as Chief Executive Officer for both the Company and the Bank.

Mr. Adams stated, “We are pleased to announce Matt’s well-deserved promotion. He has been an integral part of our team and has a proven track record of leadership and a deep understanding of the banking landscape and all of the Bank’s operations. Matt and I look forward to continue working with our teammates to build a truly great place to work and bank.”
Mr. Mullet, a cum laude graduate of University of Washington, began his banking career in June 2000 as a financial examiner with the Washington State, Department of Financial Institutions, Division of Banks. In 2004, Matthew accepted a position at Golf Savings Bank in Mountlake Terrace. He served in a variety of capacities at Golf and was appointed Chief Financial Officer in 2007. After the Golf Savings Bank merger with Sterling Savings Bank, he held the position of Senior Vice President of the Home Loan Division at Sterling until resigning in 2011 to join 1st Security Bank. He serves on the Government Relations Committee with Washington Bankers Association and volunteers with The IF Project, teaching Financial Literacy at the Washington Corrections Center for Women. He is a strong advocate for education and financial literacy.
About 1st Security Bank of Washington
1st Security Bank provides loan and deposit services to customers at its twenty-seven branches, and one headquarters office that produces loans and accepts deposits, and loan production offices in various suburban communities in the greater Puget Sound area, the Kennewick-Pasco-Richland metropolitan area of Washington, also known as the Tri-Cities, and in Vancouver, Washington.  The Bank services home mortgage customers throughout the Northwest predominantly in Washington State including the Puget Sound, Tri-Cities and Vancouver home lending markets.

Note Regarding Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "expected," "anticipate", "continue," or other comparable words. In addition, all statements other than statements of historical facts that address activities that 1st Security expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the Securities and Exchange Commission reports of FS Bancorp, particularly its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.

Contacts:

Joseph C. Adams
Chief Executive Officer

Matthew D. Mullet
President and Chief Financial Officer
(425) 771-5299
www.FSBWA.com